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Exhibit 99.1

Media Contacts:              Investor Contact:
Stan Victor                  Brian Heuckroth            Mary McGowan
(512) 912-3643               (408) 435-7113             (650) 470-0200
Cirrus Logic, Inc.           Stream Machine Company     Stapleton Communications
                                                        Inc.
svictor@crystal.cirrus.com   brianh@streammachine.com   mary@stapleton.com


            Cirrus Logic To Acquire Stream Machine for $110 Million
      Adds MPEG-2 Digital Video Recording to Consumer Entertainment Focus


AUSTIN, Texas - August 9, 2001 - Cirrus Logic Inc. (Nasdaq: CRUS), the premier supplier of high-performance analog and DSP chip solutions for consumer entertainment electronics, today announced it signed a definitive agreement to acquire Stream Machine Company, a leading supplier of MPEG-2 video recording technology based in Milpitas, CA. Stream Machine's proprietary compression technology provides the highest quality video for multiple home entertainment applications, such as digital-video-disc (DVD) recorders, personal video recorders (PVRs), digital camcorders and PC video peripherals. This acquisition will strengthen Cirrus Logic's vision of providing Total Entertainment (Total-E(TM)) solutions for next generation, networked home entertainment applications.

          Cirrus Logic will pay an estimated $110 million for Stream Machine in this stock-for-stock transaction. The acquisition has been approved by the boards of directors of both companies and is expected to close in October following customary regulatory approvals. Based on Cirrus Logic's current forecasts, it is anticipated to be accretive to pro forma EPS within three quarters following the quarter in which it closes. This is the fourth acquisition announced in five months by Cirrus Logic, representing an aggregate total of $278 million in primarily stock-for-stock transactions.

          "This acquisition will complement our audio entertainment leadership by providing the encoding technology needed to pursue exciting new growth opportunities in consumer entertainment," said David D. French, president and chief executive officer of Cirrus Logic. "The combination of audio, video and networking technologies, made possible through this acquisition, the acquisition of Peak Audio, the pending acquisitions
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of LuxSonor Semiconductors and ShareWave, plus Cirrus Logic's current audio expertise, will enable us to lead the consumer entertainment revolution."

Market Size

          Market research firm Cahners In-Stat predicts that products which use MPEG encoding, such as Personal Video Recorders and DVD Recorders, will grow dramatically in the next few years. PVRs will grow from approximately 520,000 units in 2001 to more than 11 million units in 2005, and DVD recorders will grow from 540,000 units this year to more than 17 million units in 2005. Clearly, the world is adopting digital video recording at a rapid rate.

          Cahners In-Stat also predicts that the total MPEG-2 encoder chip market will grow 135 percent annually, from under two million units this year to more than 35 million units in 2005, representing a semiconductor market opportunity in excess of $370 million in 2005, up from $38 million this year.

Market Vision

          "Stream Machine and Cirrus Logic share the same home entertainment market vision," said Michael L. Canning, president and CEO of Stream Machine. "Our products are already shipping in next-generation systems, and we have strong design win momentum. Stream Machine was the first to demonstrate a viable Home Media Center reference design that adds streaming to Personal Video Recorders, enabling the consumer to watch what they want, when they want and wherever they want on TVs and PCs connected to a home network. We are already demonstrating the use of this Home Media Center with the ShareWave wireless networking technology to present a complete solution for networked home entertainment. Our technology, when combined with Cirrus Logic's global customer base and audio leadership, will make a very compelling business proposition for companies designing next-generation home entertainment products."

          With representative offices in Beijing and Shenzhen, China, Stream Machine is a five-year-old, privately held, fabless semiconductor company with about 55 employees. Stream Machine develops innovative semiconductor solutions that enable affordable, high quality, digital audio and video products for home entertainment applications. Stream Machine's team of experts has extensive experience in digital audio and video, including architecture, algorithms and compression technology. The company
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has been awarded four patents and has 11 patents pending. Mr. Canning will become general manager of the Stream Machine division, reporting to Mr. French.

Intelligent Thinking `Inside' The Box

          In addition to the multi-channel audio experience, the image quality of digital video explains in part why the DVD player has become the fastest growing consumer electronics product in history. The next phase in the digital revolution is to connect the various digital appliances so that the rich media flooding into the home can be conveniently captured and managed and enable consumers to watch what they want, when they want, wherever they want. Stream Machine's advanced video compression technology not only provides consumers with the best viewing quality available but provides it in efficient video streams that make the best use of the available bandwidth and storage.

          Convenience is another factor that drives the consumer toward digital media. Freedom from rewinding, the emergence of new sources of content via broadband connections, and the ability to move that content from PCs to home entertainment products to portable devices and back again are major benefits of digital technology.

          Stream Machine is unique in enabling multiple high-quality video streams over today's home networks, due to the efficiency of its proprietary compression technology. This means that products designed with Stream Machine chips can offer more channels of video over today's home networking technology, such as the 802.11 wireless home networking enabled by ShareWave, another pending Cirrus Logic acquisition. It also means that Advanced Set-Top Boxes
(STBs) which utilize Stream Machine chips can fit more content onto hard disk drives without sacrificing quality, thus improving storage capacity for consumers and lowering the cost to STB manufacturers and cable operators.

About Cirrus Logic

     Cirrus Logic is the premier supplier of high-performance analog and DSP chip solutions for consumer entertainment electronics that allow people to see, hear, connect, and enjoy digital entertainment. Building on its global market share leadership in audio integrated circuits and its rich mixed-signal patent portfolio, the company targets mainstream audio, video and Internet entertainment applications in the consumer
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entertainment market. Cirrus Logic operates from headquarters in Austin, Texas and major sites located in Fremont, California and Broomfield, Colorado, as well as offices in Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.
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About Stream Machine

          Stream Machine is at the heart of digital home entertainment, providing cost-effective semiconductor solutions that enable industry-leading video and audio compression. Stream Machine's proprietary compression technology offers the highest quality video over the widest range of bit-rates and is compatible with all the important consumer standards, including MPEG-2, MP3, and Dolby Digital. Stream Machine's high level of integration provides the low system cost necessary to bring top-quality digital video and audio entertainment to consumers at a price they can't resist. For more information, please visit http://www.streammachine.com. Phone 408.435.9166 (USA) or 86-10-8453-4071/4075
(Beijing, China).

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements that are dependent on certain risks and uncertainties including such factors, among others, as the ability of the Company to successfully integrate Stream Machine into its operations; the ability of the Company to realize synergies anticipated as a result of the Stream Machine acquisition; overall conditions in the semiconductor market; the ability of the Company to complete future acquisitions to acquire additional technologies, as well as successfully integrate its pending and recent acquisitions; the resolution of the Company's litigation with Western Digital; the Company's shift away from magnetic storage and towards consumer-entertainment electronics; the rate of consumer electronics market adoption of new products; customer cancellations of orders, or the failure to place orders consistent with forecasts; hardware or software deficiencies; delays in customer qualification of key new products; final determination of appropriate inventory write-downs based on the outlook at the end of each quarter; the possibility of additional inventory write-downs based on the Company's inability to predict future demand in the market; actual operational spending; and the risk factors listed in the company's Form 10-K for the year ended March 31, 2001, and in other filings with the Securities and Exchange Commission. The foregoing information concerning Cirrus Logic's business outlook represents our outlook as of the date of this news release, and Cirrus Logic undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

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